The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-157302

Subject to Completion. Dated March 8, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus Dated July 28, 2009)

758,086 Warrants
to Purchase Common Stock

The United States Department of the Treasury (referred to in this prospectus supplement as the “selling security holder” or “Treasury”) is offering to sell up to 758,086 warrants, each of which represents the right to purchase one share of our common stock at an exercise price of $14.84 per share. Both the exercise price and the number of shares that will be acquired upon the exercise of a warrant are subject to adjustment from time to time in the manner described in this prospectus supplement. We will not receive any of the proceeds from the sale of the warrants being sold by the selling security holder. The warrants expire on January 16, 2019.

We originally issued the warrants to Treasury in a private placement. Prior to this offering, there has been no public market for the warrants. We have applied to list the warrants on the Nasdaq Global Select Market (the “Exchange”) under the symbol “TCBIW.” Our common stock is listed on the Exchange under the symbol “TCBI.” On March 5, 2010, the last reported sale price of our common stock on the Exchange was $17.13 per share.

The public offering price and the allocation of the warrants in this offering will be determined by an auction process. During the period the auction is open, potential bidders will be able to place bids at any price (in increments of $0.05) at or above the minimum bid price of $6.50 per warrant. The minimum size for any bid is 100 warrants. If the selling security holder decides to sell the warrants being offered, the public offering price of the warrants will equal the auction clearing price. If bids are received for 100% or more of the offered warrants, the clearing price will be equal to the highest price at which all of the offered warrants can be sold in the auction, and the selling security holder may (but is not required to) sell all of the warrants offered during the auction at the clearing price. If bids are received for half or more, but less than all, of the offered warrants, then the clearing price will be equal to the minimum bid price of $6.50 per warrant, and the selling security holder may (but is not required to) sell, at the clearing price, as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold and the warrant remain eligible for listing. In certain cases described in this prospectus supplement, bidders may experience pro-ration of their bids. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. Even if bids are received for all of the warrants, the selling security holder may decide not to sell any warrants, regardless of the clearing price set in the auction process. In addition, we may bid in the auction for some or all of the warrants. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” beginning on page S-20 of this prospectus supplement.

Investing in our warrants and our common stock involves risks. See “Risk Factors” on page S-9 of this prospectus supplement and the sections entitled “Risk Factors” in our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q for factors you should consider before investing in our securities.

The warrants and the underlying common stock are neither deposits nor savings accounts, and are not guaranteed by the United States Department of the Treasury or insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

You must meet minimum suitability standards in order to purchase the warrants. You must be able to understand and bear the risk of an investment in the warrants and should be experienced with respect to options and option transactions. You should reach an investment decision only after careful consideration, with your advisers, of the suitability of the warrants in light of your particular financial circumstances and the information in this prospectus supplement. The warrants involve a high degree of risk, are not appropriate for every investor and may expire worthless.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Warrant	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling security holder	$	$

The underwriter expects to deliver the warrants in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about March      , 2010.

Deutsche Bank Securities
The date of this prospectus supplement is March      , 2010.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the warrants, our common stock and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent nor the selling security holder have authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, that the information contained herein is correct as of any time subsequent to the date hereof or that any information incorporated or deemed incorporated by reference herein is correct as of any time subsequent to the date hereof. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Texas Capital,” “we,” “our” and “us” mean Texas Capital Bancshares, Inc. together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC. The accompanying prospectus is part of the registration statement, and the registration statement also contains additional information and exhibits. In addition, we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which we have filed and will file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of those reports, proxies and information statements may be examined at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, where copies of all or a portion of such materials can be obtained. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at www.sec.gov or at our website at www.texascapitalbank.com. Information on our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

The SEC allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document that we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus supplement and the accompanying prospectus. The documents listed below are incorporated by reference into this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 19, 2010;

•	Our Current Report on Form 8-K, filed on January 27, 2010; and

•	Any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities (which filed documents do not include any portion thereof containing information furnished rather than filed under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

You may request a copy of any or all of these filings from us, at no cost, by writing or telephoning us at Texas Capital Bancshares, Inc., 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, Attention: Myma Vance (telephone: (214) 932-6600).

FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In addition, we and our management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about confidence in our strategies and our expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Texas Capital and its subsidiaries, including Texas Capital Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. We undertake no obligation to revise the forward-looking statements contained in this prospectus supplement to reflect events after the date of this prospectus supplement. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Texas Capital.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the warrants or the common stock. You should carefully consider the sections entitled “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein to determine whether an investment in the warrants and the common stock is appropriate for you.

The Issuer

Texas Capital Bancshares, Inc., a financial holding company, is the parent of Texas Capital Bank, National Association, a Texas-based bank headquartered in Dallas, with banking offices in Dallas, Houston, Fort Worth, Austin and San Antonio, the state’s five largest metropolitan areas. We offer a variety of banking products and services to our customers. We have focused on the organic growth of Texas Capital Bank and on quality loan and deposit relationships. Our loan portfolio is diversified by industry, collateral and geography in Texas.

The Offering

The following summary contains basic information about the warrants, our common stock and the auction process and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the warrants and the common stock, you should read the section of this prospectus supplement entitled “Description of Warrants” and the sections of the accompanying prospectus entitled “Description of Warrant to Purchase Common Stock” and “Description of Common Stock.”

Issuer	Texas Capital Bancshares, Inc.

Warrants offered by the selling security holder	758,086 warrants, each of which represents the right to purchase one share of our common stock at an exercise price of $14.84 per share (subject to adjustment). The number of warrants to be sold depends on the number of bids received and whether the selling security holder decides to sell any warrants in the auction. The exercise price of the warrants cannot be paid in cash and is payable only by netting out a number of shares of our common stock issuable upon exercise of the warrants equal to the value of the aggregate exercise price of the warrants. The warrants are currently exercisable and expire on January 16, 2019. See “Auction Process.”

Common stock outstanding after this offering	36,156,062 shares(1)(2).

Auction process	The selling security holder and the underwriter will determine the public offering price and the allocation of the warrants in this offering through an auction process conducted by Deutsche Bank Securities Inc., the sole book-running manager, in its capacity as the auction agent. The auction process entails a modified “Dutch auction” mechanic in which bids may be submitted through the auction agent or one of the other brokers that is a member of the broker network (collectively, the “network brokers”) established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agent will not provide bidders (including us) with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We may bid (but we are not required to bid) in the auction for some or all of the warrants. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. For more information about the auction process, see “Auction Process.”

Minimum bid price and price increments	The offering is being made using an auction process in which prospective purchasers are required to bid for the warrants. During the auction period, bids may be placed by qualifying bidders at any price (in increments of $0.05)

at or above the minimum bid price of $6.50 per warrant. See “Auction Process.”

Minimum bid size	100 warrants.

Submission deadline	The auction will commence at 8:00 a.m., New York City time, on the date specified by the auction agent via press release prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on that same day (the “submission deadline”).

Irrevocability of bids	Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit successful bids will be obligated to purchase the warrants allocated to them. The auction agent is under no obligation to reconfirm bids for any reason; however, the auction agent may require that bidders confirm their bids at its discretion before the auction process closes. See “Auction Process.”

Clearing price	The price at which the warrants will be sold to the public will be the clearing price set by the auction process. The clearing price will be determined based on the valid, irrevocable bids at the time of the final submission deadline as follows:

•  If valid irrevocable bids are received for all or more of the number of warrants being offered, the clearing price will be equal to the highest price in the auction process at which the quantity of all bids at or above such price equals 100% or more of the number of warrants being offered in the auction.

• If bids are received for half or more, but less than all, of the offered warrants, the clearing price will be equal to the minimum bid price of $6.50 per warrant.

Unless the selling security holder decides not to sell any warrants or as otherwise described below, the warrants will be sold to bidders at the clearing price. Even if bids are received for 100% or more of the warrants being offered, the selling security holder may decide not to sell any warrants in the auction process, regardless of the clearing price. If the selling security holder decides to sell warrants in the auction process, after the selling security holder confirms its acceptance of the clearing price (and, in the case where bids are received for fewer than 100% of the warrants being offered, the number of warrants to be sold), the auction agent and each network broker that has submitted bids will notify successful bidders that the auction process has closed and that their bids have been accepted. The clearing price and number of warrants being sold are also expected to be announced via press release prior to the opening of the equity markets on the business day following the end of the auction. See “Auction Process.”

Number of warrants to be sold	If bids are received for half or more, but less than all, of the offered warrants, then the selling security holder may (but is not required to) sell, at the minimum bid price in the auction process (which will be deemed the clearing price) as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold and the warrants remain eligible for listing. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. Even if bids are received for all of the warrants, the selling security holder may decide not to sell any warrants in the auction process, regardless of the clearing price. If bids are received for all of the offered warrants and the selling security holder elects to sell warrants in the auction process, the selling security holder must sell all of the offered warrants. See “Auction Process.”

Allocation; pro-ration	If bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, then any bids submitted in the auction above the clearing price will receive allocations in full, while any bids submitted at the clearing price may experience pro-rata allocation. If bids for half or more, but fewer than all, of the warrants offered in this offering are received, and the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation. See “Auction Process.”

Our participation in the auction process	We are permitted to participate in the auction by submitting bids for the warrants. Although we are under no obligation to participate in the auction, if we elect to participate, we will participate on the same basis as all other bidders and will not receive preferential treatment of any kind. You will not be notified by either the auction agent, the network brokers or the selling security holder whether we have bid in the auction or, should we elect to participate in the auction, the terms of any bid or bids we may place.

Use of proceeds	We will not receive any proceeds from the sale of any of the securities offered by the selling security holder. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the warrants.

Listing	We have applied to list the warrants on the Exchange under the symbol “TCBIW.” Our common stock is listed on the Exchange under the symbol “TCBI.”

Warrant agent	Computershare Trust Company, N.A..

Auction agent	Deutsche Bank Securities Inc.

Network brokers	See page S-22 for a list of brokers participating as network brokers in the auction process

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 36,156,062 shares of common stock outstanding as of February 16, 2010.
(2)	Unless otherwise indicated, the number of shares of common stock outstanding after the offering presented in this prospectus supplement excludes shares issuable upon exercise of the warrants, 417 shares of our common stock held in treasury and 1,167,736 shares of our common stock issuable upon the exercise of stock options outstanding under our stock compensation plans.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the warrants and/or our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us that are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009, and those that are described below and elsewhere in this prospectus supplement and the accompanying prospectus. The risk factors included in this prospectus supplement are intended to supplement and update the risk factors identified in those incorporated documents.

Risks Related to the Auction Process

The price of the warrants could decline rapidly and significantly following this offering.

The public offering price of the warrants, which will be the auction clearing price, will be determined through an auction process conducted by the selling security holder and the underwriter. Although we have applied to list the warrants on the Exchange, prior to this offering there has been no public market for the warrants, and the public offering price may bear no relation to market demand for the warrants once trading begins. We have been informed by both Treasury and Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) as the auction agent that they believe that the bidding process will reveal a clearing price for the warrants offered in the auction process. If there is little or no demand for the warrants at or above the public offering price once trading begins, the price of the warrants would likely decline following the offering. Limited or less-than-expected liquidity in the warrants, including decreased liquidity due to a sale of less than all of the warrants being offered or a purchase of warrants by us in the auction process, could also cause the trading price of the warrants to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the warrants after the initial sales of the warrants in the offering. If your objective is to make short-term profit by selling the warrants you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The minimum bid price that the auction agent has set for the warrants in this offering may bear no relation to the price of the warrants after the offering.

Prior to this offering, there has been no public market for the warrants. The minimum bid price set forth in this prospectus supplement was agreed by Deutsche Bank Securities, the sole book running manager of this offering, and Treasury. We did not participate in the determination of the minimum bid price and therefore cannot provide any information regarding the factors that Treasury and Deutsche Bank Securities considered in such determination. An analysis of the value of complex securities such as the warrants is necessarily uncertain as it may depend on several key variables, including for example the volatility of the trading prices of the underlying security. The difficulty associated with determining the value of the warrants is further increased by the substantial time period during which the warrants can be exercised. We cannot assure you that the price at which the warrants will trade after completion of the offering will exceed this minimum bid price, or that the Treasury will choose to or will succeed in selling, any or all of the warrants at a price equal to or in excess of the minimum bid price.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction process, successful bidders that receive allocations of warrants in this offering may infer that there is little incremental demand for the warrants above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the warrants and could seek to immediately sell their warrants to limit their losses should the price of the warrants decline in trading after the auction process is completed. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for the warrants in the public market and a significant decline in the price of the warrants. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the warrants shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, therefore, the public offering price may not be sustainable once trading of warrants begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction process. Because of the auction process, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction process to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other such offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the warrants. As a result, the price of the warrants may decrease once trading of the warrants begins. Also, because professional investors may have a substantial degree of influence on the trading price of the warrants over time, the price of the warrants may decline and not recover after this offering. Furthermore, if the public offering price of the warrants is above the level that investors determine is reasonable for the warrants, some investors may attempt to short sell the warrants after trading begins, which would create additional downward pressure on the trading price of the warrants.

We are permitted to participate in the auction for the warrants and, if we do so, that could have the effect of raising the clearing price and decreasing liquidity in the market for the warrants.

We are permitted (but are not required) to submit bids in the auction. You will not be notified by either the auction agent, the network brokers, or the selling security holder whether we have bid in the auction or, should we elect to participate in the auction, the terms of any bid or bids we may place. Although we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 6:00 p.m., New York City time, on the day on which the auction is conducted and will not receive preferential treatment of any kind, in some cases the submission of bids by us could cause the clearing price in the auction process to be higher than it would otherwise have been (although in such a case we would still be required to purchase any warrants for which we had submitted bids at the clearing price). In addition, to the extent we purchase any warrants, the liquidity of any market for the warrants may decrease, particularly if any such purchases represent a significant percentage of the outstanding warrants.

Furthermore, if the offering proceeds and is consummated, we may from time to time engage in repurchase transactions of and retire the warrants in open market purchases or on a privately negotiated basis. Since we would not repurchase warrants with a view toward resale, such repurchases after the consummation of this offering may also decrease liquidity in any market for the warrants.

The clearing price for the warrants may bear little or no relationship to the price that would be established using traditional valuation methods or the market price of our common stock, and, therefore, the trading price of the warrants may decline significantly following the issuance of the warrants.

The public offering price of the warrants will be equal to the clearing price. The clearing price of the warrants may have little or no relationship to, and may be significantly higher than, the price that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and the views of research analysts. The trading price of the warrants may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the warrants could decline significantly.

No maximum price or set auction price range has been established in connection with the auction process, and any bids submitted as “market bids” will be included at the highest bid received from any bidder.

Although the auction agent has established a minimum bid in connection with the auction process, no maximum price or set price range has been implemented, meaning that there is no ceiling on the per-warrant amount that an investor can bid in the auction. If a bidder submits a market bid (i.e., a bid that specifies the number of warrants the bidder is willing to purchase without specifying the price it is willing to pay), that bid will be treated as a bid at the highest price received from any other bidder in the auction. Because market bids will increase the number of warrants that are covered by bids at the highest price received, the submission of market bids could cause the clearing price in the auction process to be higher than it would otherwise have been absent such market bids. Since the only information being provided in connection with the auction process is the minimum bid price and the auction agent is under no obligation to reconfirm bids for any reason, potential investors should carefully evaluate all factors that may be relevant about us, our operations, the warrants and the auction process in determining the appropriateness of any bids they may submit.

Successful bidders may receive the full number of warrants subject to their bids, so potential investors should not make bids for more warrants than they are prepared to purchase.

Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of warrants. Allocation of the warrants will be determined by, first, allocating warrants to any bids made above the clearing price, and second, allocating warrants on a pro-rata basis among bids made at the clearing price. If bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, the bids of successful bidders that are above the clearing price will be allocated all of the warrants represented by such bids, and only bids submitted at the clearing price will experience any pro-rata allocation. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit successful bids will be obligated to purchase the warrants allocated to them. Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of warrants the bidder is willing to purchase, and we caution investors against submitting a bid that does not accurately represent the number of warrants that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of warrants, even if a bidder submits a bid at or above the public offering price of the warrants.

The auction agent may require, at its discretion, that bidders confirm their bids before the auction process closes (although the auction agent is under no obligation to reconfirm bids for any reason). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of warrants even if the bid is at or above the public offering price. The auction agent may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agent may determine in some cases to impose size limits on the aggregate size of bids that it chooses to accept from any bidder (including any network broker), and may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, each bid submitted at the clearing price will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by such bid, rounded to the nearest whole number of warrants (subject to rounding in certain cases). Similarly, if bids for half or more, but fewer than all, of the warrants offered in this offering are received, and the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation. The selling security holder could also decide, in its sole discretion, not to sell any warrants in the offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the warrants for which you submit a bid.

We cannot assure you that the auction process will be successful or that the full number of offered warrants will be sold.

If sufficient bids are received and accepted by the auction agent to enable the selling security holder to sell all of the warrants in the offering, the public offering price will be set at the auction clearing price (unless the selling security holder decides, in its sole discretion, not to sell any warrants in the offering after the clearing price is determined). If, however, bids are received for half or more, but less than all, of the offered warrants, then the selling security holder may (but is not required to) sell, at the minimum bid price in the auction process (which will be deemed the clearing price) as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold and the warrants remain eligible for listing. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. Even if bids are received for all of the offered warrants, the selling security holder is not obligated to sell any warrants regardless of the clearing price set through the auction process. The liquidity of the warrants may be limited if less than all of the offered warrants are sold by the selling security holder, or if we are a winning bidder in the auction process and become a significant holder of the warrants following allocation. Possible future sales of the selling security holder’s remaining warrants, if any are held following this offering, could affect the trading price of the warrants sold in this offering.

Submitting bids through a network broker or any other broker that is not the auction agent may in some circumstances shorten the deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase warrants through, either the auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with the auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agent) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through the auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

Risks Related to the Warrants

The warrants are a risky investment. You may not be able to recover the value of your investment in the warrants, and the warrants may expire worthless.

As of March 5, 2010, the last reported price of our common stock on the Exchange was below the exercise price of the warrants. In order for you to recover the value of your investment in the warrants, either a trading market must develop for the warrants and the trading price of the warrants must exceed the public offering price, or our stock price must increase to more than the sum of the exercise price of the warrants ($14.84) and the clearing price of the warrants sold in the auction. If, for example, the clearing price of the warrants were the minimum bid price set by the auction agent, our stock price would have to be more than $21.34 for you to have an opportunity to exercise the warrants and achieve a positive return on your investment.

The warrants are only exercisable until January 16, 2019. In the event our common stock price does not increase to the level discussed above during the period when the warrants are exercisable, you will likely not be able to recover the value of your investment in the warrants. In addition, if our common stock price remains below the exercise price of the warrants, the warrants may not have any value and may expire without being exercised, in which case you will lose your entire investment. There can be no assurance that the trading price of our common stock will exceed the exercise price or the price required for you to achieve a positive return on your investment. Furthermore, upon exercise of the warrants, you will receive a number of shares of stock calculated based on the closing price of our common stock on that day. Accordingly, the number of shares and the value of our common stock you receive upon exercise of the warrants will depend on the market price for our common stock on the day on which you choose to exercise those warrants.

There is no existing market for the warrants, and you cannot be certain that an active market will be established.

Prior to this offering, there has been no existing trading market for the warrants. The public offering price for the warrants will be determined by an auction process, and may not be indicative of the price that will prevail in the trading market following this offering. The market price for the warrants may decline below the public offering price, and may be volatile. The liquidity of any market for the warrants will depend on a number of factors, including but not limited to:

•	the number of warrants, if any, that we and/or investors purchase in the auction process;

•	the number of warrants that the selling security holder elects to sell in this offering;

•	our performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the warrants; and

•	the market price of our common stock.

In addition, many of the risks that are described elsewhere in this “Risk Factors” section and under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K could materially and adversely affect the price of the warrants.

The warrants are not suitable for all investors.

The warrants are complex financial instruments for which there is no established trading market. Accordingly, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the warrants is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”). If you do not meet the relevant suitability requirements of the auction agent or another broker, you will not be able to bid in the auction. You should be prepared to sustain a total loss of the purchase price of your warrants.

Purchasers of warrants who exercise their warrants for shares of common stock will incur immediate and future dilution.

Upon exercise of your warrants for shares of common stock, you could experience immediate and substantial dilution if the exercise price of your warrants at the time were higher than the net tangible book value per share of the outstanding common stock. In addition, you will experience dilution (subject to the anti-dilution protections contained in the warrants and described herein) when we issue additional shares of common stock that we are permitted or required to issue in any future offerings or under outstanding options and warrants and under our stock option plan or other employee or director compensation plans.

The trading value of the warrants will be significantly affected by the price of our common stock, which has been volatile.

The market price of our common stock will significantly affect the market price of the warrants, and the resulting percentage change in the market price of our warrants is likely to be much higher than the percentage change in the market price of our common stock. We cannot predict whether the price of our common stock will rise or fall, and the market price of our common stock has been volatile. Negative announcements about our results or business could trigger significant declines in our stock price. In addition, external events, such as news concerning economic conditions, our competitors, our customers or changes in government regulations affecting the financial services industry also are likely to affect our stock price, regardless of our operating performance. Furthermore, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect our stock price. Recently, stock markets have experienced price and volume volatility that has affected many companies’ stock prices, and stock prices for many companies have experienced wide fluctuations sometimes unrelated to their operating performance. Fluctuations such as these may affect the market price of our common stock. The price of our common stock also could be affected by possible sales of common stock by investors who view the warrants as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the trading prices of the warrants.

Holders of the warrants will have no rights as common stockholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to our common stock, including rights to dividend payments, vote or respond to tender offers. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The exercise price of and the number of shares underlying the warrants may not be adjusted for all dilutive events.

The exercise price of and the number of shares underlying the warrants are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of Warrants—Adjustments to the Warrants.” The exercise price will not be adjusted, however, for other events, such as a third-party tender or exchange offer, a merger or reorganization in which our common stock is acquired for cash or an issuance of common stock for cash, that may adversely affect the trading price of the warrants or our common stock. Other events that adversely affect the value of the warrants may occur that do not result in an adjustment to such exercise price.

The warrant agreement is not an indenture qualified under the Trust Indenture Act, and the obligations of the warrant agent are limited.

The warrant agreement is not an indenture qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and the warrant agent is not a trustee qualified under the TIA. Accordingly, warrantholders will not have the benefits of the protections of the TIA. Under the terms of the warrant agreement, the warrant agent will have only limited obligations to the warrantholders. Accordingly, it may in some circumstances be difficult for warrant holders, acting individually or collectively, to take actions to enforce their rights under the warrants or the warrant agreement.

The selling security holder is a federal agency and your ability to bring a claim against the selling security holder under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the selling security holder and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the selling security holder for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus supplement is a part or resulting from any other act or omission in connection with the offering of the warrants by the selling security holder or the shares of common stock issuable upon the exercise thereof would likely be barred.

Hedging arrangements relating to the warrants may affect the value of our common stock.

In order to hedge their positions, holders of our warrants may enter into derivative transactions with respect to our common stock, may unwind or adjust derivative transactions and may purchase or sell our common stock in secondary market transactions. The effect, if any, of any of these activities on the trading price of our common stock will depend in part on market conditions and cannot be ascertained in advance, but any of these activities could adversely affect the value of our common stock.

Holders of the warrants will not receive any additional shares of common stock or other compensation representing any lost value resulting from a decrease in the option life of the warrants in the event we undergo a business combination.

In the event we undergo a merger, consolidation, statutory share exchange or similar transaction requiring the approval of our stockholders (a “Business Combination”), each warrantholder’s right to receive common stock pursuant to the warrants will be converted into the right to receive a number of shares of stock or other securities or property (including cash) which would have been received if such holder had exercised the warrants immediately prior to such Business Combination. Any such Business Combination could, therefore, substantially affect the value of the warrants by changing the securities received upon exercise or fixing the market value of the property to be received upon exercise. Warrantholders will not receive any additional shares of common stock or other compensation representing any lost value resulting from any decrease in the option life of, or change in the securities or property (including cash) underlying, the warrants resulting from any such Business Combination.

Risks Related to Our Common Stock

Our stock price can fluctuate.

Stock price volatility may make it difficult to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

The trading volume in our common stock is less than that of other larger financial services companies.

Although our common stock is traded on the Nasdaq Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. The lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

There may be future sales or other dilutions of our equity that may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive our common stock. The issuance of any additional shares of common stock or the issuance of any convertible securities could dilute the ownership interest of our existing common stockholders. The market price of our common stock could decline as a result of this offering as well as other sales of a large block of shares of our common stock in the market after this offering, or the perception that such sales could occur.

The holders of our junior subordinated debentures have rights that are senior to those of our stockholders.

As of December 31, 2009, we had $113.4 million in junior subordinated debentures outstanding that were issued to our statutory trusts. The trusts purchased the junior subordinated debentures from us using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to our stockholders. If certain conditions are met, we have the right to defer interest payments on the junior subordinated debentures (and the related trust preferred securities) at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period, during which time no dividends may be paid to holders of our common stock.

We do not currently pay dividends. Our ability to pay dividends is limited and we may be unable to pay future dividends.

We do not currently pay dividends on our common stock. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. As a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Board of Governors of the Federal Reserve System (“Federal Reserve”) regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

The ability of Texas Capital Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to Texas Capital Bank. If these regulatory requirements are not met, Texas Capital Bank will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock. In addition, Texas Capital Bank’s inability to pay dividends to us may affect our ability to cover operating expenses and meet any debt service requirements.

There are substantial regulatory limitations on changes of control of bank holding companies.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for our stockholders to receive a change in control premium.

Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authority to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the warrants. That process differs from methods traditionally used in other underwritten public offerings. The selling security holder and the underwriter will determine the public offering price and the allocation of the warrants in this offering by an auction process conducted by the sole book-running manager, Deutsche Bank Securities, in its capacity as the “auction agent.” This auction process will involve a modified “Dutch auction” mechanic in which the auction agent (working with a number of other brokers) will receive and accept bids from bidders at either the minimum bid price of $6.50 or at price increments of $0.05 in excess of the minimum bid price. We may (but are not required to) bid in the auction for some or all of the warrants. After the auction process closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agent will determine the clearing price for the sale of the warrants offered hereby and, if the selling security holder chooses to proceed with the offering, the underwriter will allocate warrants to the winning bidders. The auction agent has reserved the right to round allocations to eliminate odd-lots. The clearing price for the warrants may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under “Risk Factors—Risks Related to the Auction Process” beginning on page S-9.

Eligibility and Account Status

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase warrants through, either the auction agent or one of the other brokers that is a member of the broker network (collectively, the “network brokers”) established in connection with the auction. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agent or a network broker. If you wish to bid in the auction and do not have an account with the auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through the auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agent, as described below under “—The Auction Process—The Bidding Process.”

Because the warrants are complex financial instruments for which there is no established trading market, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the warrants is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of FINRA. If you do not meet the relevant suitability requirements of the auction agent or another broker, you will not be able to bid in the auction. Accounts at the auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

The auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agent and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

•	before submitting a bid in the auction, you should read this prospectus supplement, including all the risk factors;

•	the minimum bid price was agreed by the auction agent and Treasury, and we did not participate in that determination and therefore cannot provide any information regarding the factors that Treasury and Deutsche Bank Securities considered in determining the minimum bid price;

•	if bids are received for 100% or more of the offered warrants, the public offering price will be set at the auction clearing price (unless the selling security holder decides, in its sole discretion, not to sell any warrants in the offering after the clearing price is determined);

•	if bids are received for half or more, but less than all, of the offered warrants, then the selling security holder may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price) as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold and the warrant remain eligible for listing, and that in such a case if the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation;

•	if bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering;

•	if there is little or no demand for the warrants at or above the clearing price once trading begins, the price of the warrants will decline;

•	we will be allowed (but are not required) to bid in the auction and, if we do participate, we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 6:00 p.m., New York City time, on the date on which the auction is conducted;

•	the liquidity of any market for the warrants may be affected by the number of warrants, that the selling security holder elects to sell in this offering and the number of warrants, if any, that we purchase in the auction process, and the price of the warrants may decline if the warrants are illiquid;

•	the auction agent has the right to reconfirm any bid at its discretion by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agent is under no obligation to reconfirm bids for any reason). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn, but alternatively may in its discretion choose to accept any such bid even if it has not been reconfirmed;

•	the auction agent may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

•	the auction agent will not provide bidders (including us) with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

None of the underwriter the selling security holder or we have undertaken any efforts to qualify the warrants for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the warrants in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement and the accompanying prospectus in determining whether to submit a bid, the number of warrants you seek to purchase and the price per warrant you are willing to pay.

The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a Division of Scott & Stringfellow, LLC; Blaylock Robert Van, LLC; BMO Capital Markets Corp.; Cantor Fitzgerald & Co.; CastleOak Securities. L.P.; CL King & Associates; D.A. Davidson & Co.; Dahlman Rose & Company, LLC; Guzman & Company; Joseph Gunnar & Co. LLC; Keefe, Bruyette & Woods, Inc.; Lighthouse Financial; Loop Capital Markets LLC; M.R. Beal & Company; Maxim Group, LLC; Samuel A. Ramirez & Company, Inc.; Sandler O’Neill & Partners, L.P.; Sanford C. Bernstein & Co., LLC; Second Market, Inc.; Muriel Siebert & Co., Inc.; SL Hare Capital, Inc.; Stifel, Nicolaus & Company, Incorporated; Toussaint Capital Partners, LLC; UBS Securities LLC; Wedbush Morgan Securities Inc; and The Williams Capital Group, L.P. The network brokers will not share in any underwriting discounts or fees paid by the selling security holder in connection with the offering of the warrants but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

The following describes how the auction agent will conduct the auction process:

General

•	The auction will commence at 8:00 a.m., New York City time, on the date specified by the auction agent via press release prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on that same day (the “submission deadline”). Unless you submit your bids through the auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agent believes may interfere with the auction process, the auction agent may (in consultation with the selling security holder) decide to extend the auction or cancel and reschedule the auction. The auction agent and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation. We are permitted (but are not required) to bid in the auction in the manner described in the last bullet point under “—The Bidding Process” below.

•	During the auction period, bids may be placed at any price (in increments of $0.05) at or above the minimum bid price of $6.50 per warrant.

•	The auction agent and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum size of any bid is 100 warrants.

The Bidding Process

•	The auction agent and the network brokers will only accept bids in the auction process at the minimum bid price and above the minimum bid price increments of $0.05.

•	No maximum price or auction price range has been established in connection with the auction process, which means that there is no ceiling on the price per warrant that you or any other bidder can bid in the auction. If you submit a market bid (i.e., a bid that specifies the number of warrants you are willing to purchase without specifying the price you are willing to pay), that bid will be treated as a bid at the highest price received from any bidder in the auction.

•	Once the auction begins, you may submit your bids either directly through the auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agent as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no “all-or-none” bids will be accepted).

•	In connection with submitting a bid, you will be required to provide the following information:

•	the number of warrants that you are interested in purchasing;

•	the price per warrant you are willing to pay; and

•	any additional information that may be required to enable the auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of warrants to you.

•	You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of warrants. Consequently, the sum of your bid sizes should be no more than the total number of warrants you are willing to purchase. In addition, the auction agent may impose size limits on the aggregate size of bids that it chooses to accept from any bidder (including any network broker), although the auction agent is under no obligation to do so or to reconfirm bids for any reason.

•	At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of warrants bid for or the price bid per warrant and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agent before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through the auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

•	Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriter until the acceptance of the bid and the allocation of warrants.

•	A bid received by the auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agent and the selling security holder will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

•	If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

•	The auction agent may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

•	The auction agent will not provide bidders (including us) with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

•	The auction agent or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agent or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the warrants allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

•	We will be allowed (but we are not required) to bid in the auction. If we decide to bid, we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 6:00 p.m., New York City time, on the date on which the auction is conducted. You will not be notified by either the auction agent, the network brokers or the selling security holder whether we have bid in the auction or, should we elect to participate in the auction, the terms of any bid or bids we may place. We will be required to submit any bids we make through the auction agent. The submission of issuer bids may cause the clearing price in the auction process to be higher than it would otherwise have been absent such bids.

Pricing and Allocation

•	Deutsche Bank Securities will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders (including us). Bidders whose bids are accepted will be informed about the result of their bids.

•	If valid, irrevocable bids are received for all or more of the warrants being offered, the clearing price will equal the highest price in the auction process at which the quantity of all aggregated bids at or above such price equals 100% or more of the number of warrants being offered.

•	If valid irrevocable bids are received for at least 50% but less than 100% of the warrants being offered, the clearing price will equal the minimum bid price.

•	Unless the selling security holder decides not to sell any warrants or as otherwise described below, all warrants will be sold to bidders at the clearing price.

•	If the number of warrants for which bids are received in the auction is:

•	100% or more of the number of warrants offered in this offering as disclosed on the cover of this prospectus supplement (the “Number of Offered Warrants”), then all warrants sold in the offering will be sold at the clearing price (although the selling security holder could, in its discretion, decide to refrain from selling any warrants in the offering after the clearing price has been determined);

•	50% or more but less than 100% of the Number of Offered Warrants, then the selling security holder may, but will not be required to, sell, at the clearing price (equal to the minimum bid price) as many warrants as it chooses to sell up to the number of bids received in the auction; provided that if it chooses to sell any warrants in such a case it will sell a number of warrants equal to at least 50% of the Number of Offered Warrants; or

•	less than 50% of the Number of Offered Warrants, then the selling security holder will not sell any warrants in this offering.

•	Promptly after the auction agent determines the clearing price, it will communicate that clearing price to the selling security holder. The selling security holder may decide not to sell any warrants after the clearing price is determined. Once the selling security holder confirms its acceptance of the clearing price (and, in the case where bids are received for fewer than 100% of the warrants being offered, the number of warrants to be sold), the auction agent will confirm allocations of warrants to its clients and the network brokers. The underwriter will sell all warrants at the same price per warrant.

•	If bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, allocation of the warrants will be determined by, first, allocating warrants to any bids made above the clearing price, and second, allocating warrants on a pro-rata basis among bids made at the clearing price. The pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of warrants to be allocated at the bidding increment equal to the clearing price by the number of warrants represented by bids at that bidding increment. Each bid submitted at the clearing price will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by its bid, rounded to the nearest whole number of warrants; provided that bids at the clearing price that are pro-rated may be rounded to the nearest 100 warrants. In no case, however, will any rounded amount exceed the original bid size.

•	If bids for half or more, but fewer than all, of the warrants offered in this offering are received, and the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation. In other words, each bid, not just those at the lowest price increment, will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by its bid, rounded to the nearest whole number of warrants; provided that bids at the clearing price that are pro-rated may be rounded to the nearest 100 warrants. In no case, however, will any rounded amount exceed the original bid size.

•	After the selling security holder confirms its acceptance of the clearing price (and, in the case where bids are received for fewer than 100% of the warrants being offered, the number of warrants to be sold), the auction agent and each network broker that has submitted bids will notify you, in the event your bids have been accepted, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted. They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

•	The clearing price and number of warrants being sold are expected to be announced via press release prior to the opening of the equity markets on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.

•	Sales to investors bidding directly through the auction agent will be settled via their accounts with Deutsche Bank Securities, while sales through network brokers will be settled through your account with the broker through which your bid was submitted.

•	If you submit successful bids, you will be obligated to purchase the warrants allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once the underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agent and the selling security holder will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the warrants that are finally allocated to you, at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase warrants.

Auction Process Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

•	Potential Request for Reconfirmation. The auction agent may ask you to reconfirm your bid at its discretion by directly contacting you (or your broker, if you submitted your bid through a broker other than the auction agent), although the auction agent is under no obligation to reconfirm bids for any reason. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

•	Notice of Additional Information Conveyed by Free Writing Prospectus. Notification that additional information relating to this offering is available in a free writing prospectus.

•	Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted. This notification will include the final clearing price. If your bids have been accepted, you will be informed about the results of the auction process.

USE OF PROCEEDS

The warrants offered by this prospectus supplement are being sold for the account of the selling security holder named in this prospectus supplement. Any proceeds from the sale of these warrants will be received by the selling security holder for its own account, and we will not receive any proceeds from the sale of any of the warrants offered by this prospectus supplement.

DESCRIPTION OF WARRANTS

The following is a brief description of the terms of the warrants being sold by the selling security holder. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the warrant and warrant agreement, copies of which will be filed with the SEC.

Common Stock Subject to the Warrants

Each warrant initially represents the right to purchase one share of our common stock. The number of shares deliverable upon the exercise of each warrant is subject to the adjustments described below under the heading “—Adjustments to the Warrants.”

Exercise of the Warrants

The initial exercise price applicable to each warrant is $14.84 per share of common stock for which the warrant may be exercised. The warrants may be exercised in whole or in part at any time or from time to time on or before 5:00 p.m., New York City time, on January 16, 2019 by surrender to the warrant agent of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrants are being exercised. The exercise price will be paid by the withholding by us of such number of shares of common stock issuable upon exercise of the warrants equal to the value of the aggregate exercise price of the warrants so exercised, determined by reference to the closing price of our common stock on the trading day on which the warrants are exercised and notice is delivered to the warrant agent. The exercise price cannot be paid in cash. The exercise price applicable to the warrants is subject to adjustment described below under the heading “—Adjustments to the Warrants.” So long as the warrants are in global form, any exercise notice will be delivered to the warrant agent through and in accordance with the procedures of the depositary for the warrants.

Upon exercise of warrants, the remaining shares of common stock issuable upon exercise will be issued by our transfer agent for the account of the exercising warrantholder. Shares issued upon exercise of warrants will be issued in the name or names designated by the exercising warrantholder and will be delivered by the transfer agent to the exercising warrantholder (or its nominee or nominees) either via book-entry transfer crediting the account of such warrantholder (or the relevant participant of The Depository Trust Company (“DTC”) for the benefit of such warrantholder) through DTC’s DWAC system, or, if definitive warrants are issued in the limited circumstances described under “Description of the Warrant Agreement” otherwise in certificated form by physical delivery to the address specified by such warrantholder in the exercise notice. We will not issue fractional shares upon any exercise of the warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the pro rated per share market price of our common stock on the date of exercise of the warrants for any fractional share that would have otherwise been issuable upon exercise of the warrants. We will at all times reserve the aggregate number of shares of our common stock for which the warrants may be exercised.

Issuance of any shares deliverable upon the exercise of warrants will be made without charge to the warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of those shares (other than liens or charges created by a warrantholder, income and franchise taxes incurred in connection with the exercise of the warrant or taxes in respect of any transfer occurring contemporaneously therewith).

We have applied to list the warrants and the shares of common stock issuable upon the exercise of the warrants on the Exchange.

Rights as a Stockholder

The warrantholders will have no rights or privileges of holders of our common stock, including any voting rights and rights to dividend payments, until (and then only to the extent) the warrants have been exercised.

Adjustments to the Warrants

Pursuant to the terms of the warrants, the number of shares of our common stock issuable upon exercise of each warrant (the “warrant shares”) and the warrant exercise price will be adjusted upon occurrence of certain events as follows.

•	In the case of stock splits, subdivisions, reclassifications or combinations of common stock. If we declare and pay a dividend or make a distribution on our common stock in shares of our common stock, subdivide or reclassify the outstanding shares of our common stock into a greater number of shares, or combine or reclassify the outstanding shares of our common stock into a smaller number of shares, the number of warrant shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the holder of a warrant after such date will be entitled to purchase the number of shares of our common stock that it would have owned or been entitled to receive in respect of the number of warrant shares had such warrant been exercised immediately prior to such date. The exercise price in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be adjusted by multiplying such exercise price by the quotient of (x) the number of warrant shares immediately prior to such adjustment divided by (y) the new number of warrant shares as determined in accordance with the immediately preceding sentence.

•	In the case of cash dividends or other distributions. If we fix a record date for making a distribution to all holders of our common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of our common stock and other dividends or distributions referred to in the preceding bullet point), the exercise price in effect prior to such record date will be reduced immediately thereafter to the price determined by multiplying the exercise price in effect immediately prior to the reduction by the quotient of (x) the market price (as defined below) of our common stock on the last trading day preceding the first date on which our common stock trades regular way on the principal national securities exchange on which our common stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of our common stock (such amount and/or fair market value, the “per share fair market value”) divided by (y) such market price on the date specified in clause (x). Any such adjustment will be made successively whenever such a record date is fixed. The number of warrant shares will be increased to the number obtained by multiplying the number of warrant shares deliverable upon exercise of a warrant immediately prior to such adjustment by the quotient of (a) the exercise price in effect immediately prior to the distribution giving rise to this adjustment divided by (b) the new exercise price as determined in accordance with the immediately preceding sentence. If, after the declaration of any such record date, the related distribution is not made, the exercise price and the number of warrant shares then in effect will be readjusted, effective as of the date when our board of directors determines not to make such distribution, to the exercise price and the number of warrant shares that would then be in effect if such record date had not been fixed.

•	In the case of a pro rata repurchase of common stock. A “pro rata repurchase” is defined as any purchase of shares of our common stock by us or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder, or any other offer available to substantially all holders of our common stock. If we effect a pro rata repurchase of our common stock, then the exercise price will be reduced to the price determined by multiplying the exercise price in effect immediately prior to the effective date (as defined below) of such pro rata repurchase by a fraction of which (A) the numerator will be (i) the product of (x) the number of shares of our common stock outstanding immediately before such pro rata repurchase and (y) the market price of a share of our common stock on the trading day immediately preceding the first public announcement by us or any of our affiliates of the intent to effect such pro rata repurchase, minus (ii) the aggregate purchase price of the pro rata repurchase, and (B) the denominator will be the product of (i) the number of shares of our common stock outstanding immediately prior to such pro rata repurchase minus the number of shares of our common stock so repurchased and (ii) the market price per share of our common stock on the trading day immediately preceding the first public announcement by us or any of our affiliates of the intent to effect such pro rata repurchase. The number of warrant shares will be increased to the number obtained by multiplying the number of warrant shares immediately prior to such adjustment by the quotient of (x) the exercise price in effect immediately prior to the pro rata repurchase giving rise to the adjustment divided by (y) the new exercise price as determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the exercise price or decrease in the number of warrant shares deliverable upon exercise of a warrant will be made pursuant to this adjustment provision. The “effective date” of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer that is a pro rata purchase or (b) the date of purchase of any pro rata purchase that is not a tender offer or an exchange offer.

•	In the case of a merger, consolidation, statutory share exchange or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”). In the event of any business combination or reclassificaton of our common stock (other than a reclassification referenced in the first bullet point above), a warrantholder’s right to receive shares of our common stock upon exercise of a warrant will be converted into the right to exercise that warrant to acquire the number of shares of stock or other securities or property (including cash) which our common stock issuable (at the time of such business combination or reclassification) upon exercise of such warrant immediately prior to such business combination or reclassification would have been entitled to receive upon consummation of such business combination or reclassifiction. In determining the kind and amount of stock, securities or the property receivable upon exercise of a warrant following the consummation of such business combination, if the holders of our common stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the consideration that a warrantholder will be entitled to receive upon exercise will be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of our common stock that affirmatively make an election (or of all such holders if none make an election). For purposes of determining any amount of warrant shares to be withheld by us as payment of the exercise price from stock, securities or the property that would otherwise be delivered to a warrantholder upon exercise of warrants following any business combination, the amount of such stock, securities or property to be withheld will have a market price equal to the aggregate exercise price as to which such warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such warrants are exercised and notice is delivered to the warrant agent. If any such property is not a security, the market price of such property will be deemed to be its fair market value as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. If making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the relevant noon buying rate published by the Federal Reserve Bank of New York on such exercise date.

Neither the exercise price nor the number of shares issuable upon exercise of a warrant will be adjusted in the event of a change in the par value of our common stock or a change in our jurisdiction of incorporation. If an adjustment in the exercise price made in accordance with the adjustment provisions above would reduce the exercise price to an amount below the par value of our common stock, then that adjustment will reduce the exercise price to that par value.

The warrant agent will notify the warrantholders of any adjustments. If the warrant agent fails to give such notice, the exercise price and the number of shares issuable upon exercise of the warrants will nevertheless be adjusted.

If more than one adjustment provision applies to a single event, the adjustment provision that produces the largest adjustment with respect to such event will be applied, and no single event will cause an adjustment under more than one adjustment provision so as to result in duplication. All such adjustments will be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the exercise price or the number of shares issuable upon exercise of a warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of our common stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or 1/10th of a share of our common stock, or more, or on exercise of a warrant if that occurs earlier.

For purposes of these adjustment provisions:

“market price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two FINRA members selected from time to time by us for that purpose, and will be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required under the warrants, the market price will be deemed to be the fair market value per share of such security as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. If any such security is listed or traded on a non-U.S. market, such fair market value will be determined by reference to the closing price of such security as of the end of the most recently ended business day in such market prior to the date of determination. If making any such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the relevant noon buying rate published by the Federal Reserve Bank of New York on such exercise date. For the purposes of determining the market price of our common stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day will be deemed to commence immediately after the regular scheduled closing time of trading on the Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day will end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the market price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the market price would be determined by reference to such 4:00 p.m. closing price).

Amendment

Any warrants may be amended and the observance of any material term of such warrants may be waived with the consent of a majority of the holders of such warrants; provided that the consent of each affected warrantholder is necessary for any amendment (i) to increase the exercise price or to decrease the number of shares issuable upon exercise of the warrants (other than pursuant to the terms of the adjustment provisions in the warrant certificate described above), (ii) that would shorten the time period during which the warrants are exercisable or (iii) that would change in a manner adverse to such warrantholder the terms of the adjustment provisions in the warrant certificate described above.

Description of the Warrant Agreement

Under the warrant agreement, Computershare Trust Company, N.A. is appointed as the warrant agent to act on our behalf in connection with the transfer, exchange, redemption, exercise and cancellation of the warrants and required to maintain a registry recording the names and addresses of all registered holders of warrants. The warrant agent will receive a fee in exchange for performing these duties under the warrant agreement and will be indemnified by us for liabilities not involving gross negligence, willful misconduct or bad faith and arising out of its service as warrant agent.

The warrants will initially be issued in the form of one or more global warrants as specified in the warrant agreement. Each global warrant will be deposited upon issuance with, or on behalf of, DTC, and will be registered in the name of DTC or a nominee of DTC, in each case for credit to the account of a direct or indirect participant in DTC. For a description of book-entry procedures and settlement mechanics generally applicable to securities held through DTC participants, see the section entitled “Book-Entry Issuance” below. Owners of a beneficial interest in any global warrant are entitled to receive a warrant in definitive form not held by a depositary or the warrant agent only if (i) DTC is unwilling or unable to continue as depositary for the global warrant or ceases to be a “clearing agency” under the Exchange Act (and, in each case, no successor depositary is appointed within 90 days), (ii) we, in our sole discretion, notify the warrant agent of our election to issue warrants in definitive form under the warrant agreement or (iii) we have been adjudged bankrupt, consented to the filing of bankruptcy proceedings, or filed a petition, answer or consent seeking to reorganize under federal or state law.

Governing Law

The warrants and the warrant agreement will be governed by New York law.

Book-Entry Issuance

The warrants may be issued as global warrants and deposited with a depositary. The following is a summary of the depositary arrangements applicable to warrants issued in permanent global form and for which DTC will act as depositary (the “global warrants”). The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Each global warrant will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global warrants will not be exchangeable for certificated warrants.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global warrant. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global warrants and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global warrants by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the warrants. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global warrant.

DTC has advised us that upon the issuance of a global warrant and the deposit of that global warrant with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the number of warrants represented by that global warrant to the accounts of DTC participants.

We will make any payments on warrants represented by a global warrant to DTC or its nominee, as the case may be, as the registered owner and holder of the global warrant representing those securities. DTC has advised us that upon receipt of any payment on a global warrant, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that warrant, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global warrant held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we nor our agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global warrant or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global warrant is exchangeable for certificated warrants registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global warrant or DTC ceases to be a “clearing agency” registered under the Exchange Act;

•	we determine in our discretion that the global warrant will be exchangeable for certificated warrants in registered form; or

•	we are adjudged bankrupt or insolvent, make an assignment for the benefit of our creditors or upon certain similar events.

Any global warrant that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated warrants in registered form. The registrar will register the certificated warrants in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global warrant.

Except as provided above, as an owner of a beneficial interest in a global warrant, you will not be entitled to receive physical delivery of warrants in certificated form and will not be considered a holder of warrants for any purpose. No global warrant will be exchangeable except for another global warrant of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global warrant.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global warrant desires to take any action that a holder is entitled to take under the terms of the warrants, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

Global Clearance and Settlement Procedures

Initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global warrants among DTC participants, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

SELLING SECURITY HOLDER

On January 16, 2009, we issued to Treasury a warrant to purchase 758,086 shares of our common stock together with shares of our preferred stock pursuant to the Securities Purchase Agreement (as defined below). Treasury acquired the warrant and shares of our preferred stock as part of the Troubled Assets Relief Program, or TARP. TARP was established pursuant to the Emergency Economic Stabilization Act of 2008 (the “EESA”), which was enacted into law on October 3, 2008 in response to the financial crisis. EESA requires the Secretary of the Treasury to acquire warrants in connection with certain purchases from a financial institution, subject to certain exceptions. The warrants being offered were acquired when Treasury acquired our preferred stock on January 16, 2009. On May 13, 2009, Texas Capital redeemed the preferred stock issued to Treasury. We are registering the warrants (and the shares of common stock issuable upon exercise of the warrants) offered by this prospectus supplement and the accompanying prospectus on behalf of Treasury as the selling security holder.

The following description of the selling security holder was provided by Treasury and derived from Treasury’s website. Treasury is the executive agency of the U.S. government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities such as advising the President on economic and financial issues, encouraging sustainable economic growth, and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection, and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living, and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the U.S., identifying and targeting the financial support networks of national security threats, and improving the safeguards of our financial systems. In addition, under EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The table below sets forth information with respect to the beneficial ownership of the warrants held as of March 5, 2010 by the selling security holder, the number of warrants being offered hereby, and information with respect to warrants to be beneficially owned by the selling security holder assuming all the warrants offered hereby are sold.

Warrants
	Warrants Beneficially Owned		Offered in this	Warrants Beneficially Owned
	Prior to this Offering		Offering	after this Offering
Selling Security Holder	Number	Percentage	Number	Number	Percentage

United States Department of the Treasury	758,086	100%	758,086	0	0%

The warrants currently are exercisable for 758,086 shares of our common stock, which represent approximately 2.1% of our common stock outstanding as of February 16, 2010 (however, because the warrants must be exercised on a cashless basis, we will withhold from an exercising warrantholder a number of shares with a value equal to the aggregate exercise price as payment for the exercise of the warrants). The actual number of shares that could be issued upon exercise of the warrants will depend upon the market price of our common stock at the time of exercise and other factors, including the adjustment provisions described above under “Description of Warrants—Adjustments to the Warrants,” and cannot be determined at this time. Other than the warrants, Treasury does not own any of our equity securities.

Our operations are regulated by various U.S. governmental authorities, including in certain respects by the selling security holder. Other than an agreement dated January 16, 2009 between us and the selling security holder under which we issued preferred stock and the warrants (the “Securities Purchase Agreement”), we have no material contractual relationships with the selling security holder. Purchasers of the warrants will have no rights under the Securities Purchase Agreement.

Under the Securities Purchase Agreement, we have agreed to indemnify the selling security holder in connection with certain liabilities in connection with this offering, including any liabilities under the Securities Act. As an agency of the United States, Treasury is likely immune from suit on claims by purchasers of warrants in connection with this offering. See “Risk Factors—Risks Related to the Warrants—The selling security holder is a federal agency and your ability to bring a claim against the selling security holder under the federal securities laws may be limited” above.

Governmental Immunity

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The Federal Tort Claims Act bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering to which this prospectus relates, likely would be barred. In addition, Treasury has advised us that Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the warrants or the shares of common stock issuable upon the exercise thereof likely would be barred.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following section summarizes the material U.S. federal income tax consequences of the ownership, exercise, and disposition of warrants and common stock acquired upon exercise of warrants. This summary deals only with warrants and common stock that are held as capital assets. This summary does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	dealers in securities or traders in securities that elect to use a mark-to-market method of accounting for its securities holdings;

•	banks, regulated investment companies, real estate investment trusts and financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	persons holding warrants or common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	holders subject to the alternative minimum tax; or

•	U.S. holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, all as currently in effect. Some of these authorities are subject to various interpretations. These laws are subject to change, possibly on a retroactive basis.

The authorities on which this summary is based are subject to various interpretations. The summary below is not binding on the Internal Revenue Service (“IRS”) or the courts, either of which could disagree with the explanations or conclusions contained in this summary. We have not sought any rulings concerning the treatment of the warrants or common stock. Accordingly, there can be no assurance that the IRS will not challenge the treatments expressed in this summary or that a court would not sustain such a challenge.

In addition, this summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws or any tax laws other than income tax laws.

If you are considering the purchase, ownership or disposition of the warrants or common stock, you should consult your own tax advisor concerning the U.S. federal income tax consequences to you in light of your particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes certain material U.S. federal income tax consequences to a U.S. holder. You are a “U.S. holder” if you are a beneficial owner of warrants or common stock and you are:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds warrants or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding warrants or common stock, you should consult your tax advisor.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Tax Treatment of Warrants

Exercise

The tax consequences of the exercise of a warrant that requires a cashless exercise is not clear. We expect that the warrants will be treated for U.S. federal income tax purposes as an option to receive a variable number of shares of common stock on exercise with no exercise price. Alternatively, the exercise of the warrants could be treated as a recapitalization. In either case, a U.S. holder generally will not recognize gain or loss upon exercise of a warrant except with respect to any cash received in lieu of a fractional share. A U.S. holder will have a tax basis in the common stock received upon the exercise of a warrant equal to its tax basis in the warrant, less any amount attributable to any fractional share. The initial tax basis in a warrant of a U.S. holder is the purchase price of the warrants. If the warrant is treated as an option to receive a variable number of shares, the holding period of common stock received upon the exercise of a warrant will commence on the day the warrant is exercised. If the exercise is treated as a recapitalization, the holding period of common stock received upon the exercise of a warrant will include the holder’s holding period of the warrants.

However, the IRS could take the position that the exercise of the warrants would result in a taxable exchange resulting in gain or loss. The amount of gain or loss recognized on such deemed exchange and its character as short term or long term will depend on the position taken by the IRS regarding the nature of that exchange. If the U.S. holder is treated as exchanging the warrants for the common stock received on exercise, the amount of gain or loss will be the difference between the fair market value of the common stock and cash in lieu of fractional shares received on exercise and the holder’s basis in the warrants. In that case, the U.S. holder will have long term capital gain or loss if it has held the warrant for more than one year.

Alternatively, the IRS could take the position that the U.S. holder is treated as selling a portion of the warrants or underlying common stock for cash that is used to pay the exercise price for the warrant, and the amount of gain or loss will be the difference between that exercise price and the holder’s basis attributable to the warrants or common stock deemed to have been sold. If the U.S. holder is treated as selling warrants, the holder will have long term capital gain or loss if it has held the warrants for more than one year. If the U.S. holder is treated as selling common stock, the holder will have short term capital gain or loss. In either case, a U.S. holder of a warrant will also recognize gain or loss in respect of the cash received in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the portion of the holder’s tax basis attributable to such fractional share.

Any gain or loss will be capital gain or loss and will be taxable in the same manner as described under “Expiration and Disposition,” below.

Expiration and Disposition

If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Upon the sale, exchange, or redemption of a warrant, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, or redemption and the U.S. holder’s tax basis in such warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the warrant has been held for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to tax at a maximum rate of 15% for taxable years beginning on or before December 31, 2010, after which the maximum rate will increase to 20% absent congressional action. The deductibility of capital losses is subject to limitation. U.S. holders who recognize a loss that exceeds certain thresholds as a result of the expiration or disposition of warrants may be required to file a disclosure statement with the IRS.

Adjustments to Exercise Ratio

Adjustments made to the number of shares that may be acquired upon the exercise of a warrant or to the exercise price thereof, or the failure to make such adjustments, may result in a constructive distribution to holders of warrants to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our earnings and profits. As a result, U.S. holders of warrants may be required to include amounts in income even though such holders will not have received any cash or other property with which to pay the related tax. In particular, an adjustment that occurs as a result of a cash distribution to the holders of our common stock will be treated as having received a taxable constructive distribution. Any taxable constructive distribution resulting from such an adjustment, or failure to make such an adjustment, would be treated in the same manner as distributions paid in cash or other property, as described below under “Tax Treatment of Common Stock—Distributions.” In the event of such a taxable constructive distribution, a U.S. holder’s basis in its warrants will be increased by an amount equal to such taxable constructive distribution.

Tax Treatment of Common Stock

Distributions

Any distribution we make in respect of our common stock will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock, and thereafter as capital gain. Dividend income received by a non-corporate U.S. holder in a tax year beginning on or before December 31, 2010 and that satisfies certain requirements generally will be subject to tax at a reduced rate. Unless the reduced rate provision is extended or made permanent by subsequent legislation, for tax years beginning after December 31, 2010, dividends will be taxed at regular ordinary income rates. Subject to certain restrictions, dividends received by a U.S. holder that is a corporation will be eligible for a dividends-received deduction.

Disposition of Common Stock

A U.S. holder will recognize gain or loss upon the sale, exchange, or other taxable disposition of common stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any other property received in exchange for such stock and (2) the U.S. holder’s tax basis in the common stock. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has a holding period in the common stock of more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to tax at a maximum rate of 15% for taxable years beginning on or before December 31, 2010, after which the maximum rate will increase to 20% absent congressional action. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting

In general, you will be subject to backup withholding (currently at the rate of 28%) with respect to dividends paid on the common stock unless you (i) are an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provide appropriate documentation to that effect, or (ii) provide us or our paying agent with your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, certify that the TIN provided is correct and that you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends, and otherwise comply with applicable requirements of the backup withholding rules.

In addition, such payments or proceeds received by you if you are not a corporation or tax-exempt organization will generally be subject to information reporting requirements. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

Non-U.S. Holders

The following summary is addressed to non-U.S. holders. A non-U.S. holder is a holder that is neither a partnership nor a U.S. person for U.S. federal income tax purposes. Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax and certain expatriates, among others, that are subject to special treatment under the Code. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax

In general, U.S. federal withholding tax at a rate of 30% will apply to dividends paid on the common stock acquired on the exercise of the warrants (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described above under “—U.S. Holders—Tax Treatment of Warrants—Adjustments to Exercise Ratio”), if any. It is possible that U.S. withholding tax on dividends (including deemed dividends) would be withheld from common stock to be delivered on exercise of warrants. If a tax treaty applies, you may be eligible for a reduced rate of withholding if you provide us (or our paying agent)

with a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty.

Any payments made to you on the warrants or common stock or gain realized by you on the sale, exchange or other disposition of the warrants or common stock that are effectively connected with the conduct of a trade or business by you in the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such exemption from the 30% withholding tax, you should provide a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such amounts are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

Federal Income Tax

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and the warrants or common stock are effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will generally be subject to U.S. federal income tax (but not the U.S. federal withholding tax described above) provided that you have furnished, as discussed above, a properly completed IRS Form W-8BEN (or suitable substitute form), on the warrants and common stock on a net income basis in the same manner as if you were a U.S. holder. In addition, in certain circumstances, if you are a foreign corporation, you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain or income realized on the disposition of the warrants or common stock will not be subject to U.S. federal income tax unless:

•	such gain or income is effectively connected with your conduct of a trade or business in the U.S. (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

You may be subject to information reporting and you may also be subject to U.S. federal backup withholding at the applicable rate on amounts paid to you if you fail to comply with applicable U.S. certification requirements. Any amounts so withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Proposed Legislation

Legislation was introduced in the U.S. Congress that would expand the scope of U.S. withholding obligations on payments made after December 31, 2010, including, among other things, withholding on gross proceeds from the sale of our common stock and broader withholding on dividend distributions.

We cannot predict whether an such legislation will be enacted or whether it will be enacted in its current form. You should consult your own tax advisor regarding this and other proposed legislation.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding, disposition and exercise of the warrants by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Keogh plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing the acquisition, holding, disposition and exercise of the warrants. Among other factors, the fiduciary should consider whether the action is consistent with the documents and instruments governing the Plan and whether the action would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code.

Any insurance company proposing to invest assets of its general account in warrants should consult with its counsel concerning the potential application of ERISA to such investment.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. For example, we may be considered a party in interest or disqualified person with respect to a Plan to the extent we or our affiliates are engaged in businesses which provide services to Plans.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. It is possible, however, that a governmental, church or foreign plan may be subject to other federal, state or local laws that contain fiduciary and prohibited transaction provisions substantially similar to those under Title I of ERISA and Section 4975 of the Code (“Similar Laws”).

There are a number of statutory prohibited transaction exemptions. For example, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for certain transactions, such as sales or exchanges of property with a party in interest, provided the following conditions are satisfied: (a) the transaction is with a party in interest, other than a fiduciary (or an affiliate) who has, or exercises, any discretionary authority or control with respect to the investment of plan assets involved in the transaction or renders investment advice with respect to such plan assets, solely by reason of providing services to the Plan or solely by reason of a relationship to certain service providers, or both, and (b) the Plan receives no less and/or pays no more than “adequate consideration,” as the case may be. In addition, the Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding, disposition and exercise of warrants. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers.

Accordingly, any purchaser or holder of warrants will be deemed to have represented and warranted by its purchase and holding thereof that either (A) it is not a Plan, or a governmental, church or foreign plan subject to any Similar Law, and it is not purchasing warrants on behalf of or with “plan assets” of any such Plan or governmental, church or foreign plan or (B) its purchase, holding and, to the extent relevant, disposition or exercise of a warrant either (i) qualifies for exemptive relief under PTCE 84-14, 90-1, 91-38, 95-60 or 96-23 (or some other applicable statutory, class or individual exemption) or (ii) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church or foreign plan, a violation of any Similar Law).

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing warrants on behalf of or with “plan assets” of any Plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief. Purchasers of warrants have the exclusive responsibility for ensuring that their purchase, holding and exercise of warrants to not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any provision of similar laws.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriter named below has agreed to purchase from the selling security holder the following number of warrants at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Number of
Underwriter	Warrants

Deutsche Bank Securities Inc.	758,086
Total	758,086

The underwriting agreement provides that the obligation of the underwriter to purchase the warrants offered hereby is subject to certain conditions precedent and that the underwriter will purchase all of the warrants the selling security holder determines to sell, if any are purchased. The number of warrants that the selling security holder may determine to sell will depend, in part, upon the success of the auction process. See “Auction Process—The Auction Process—Pricing and Allocation.”

The underwriter plans to offer the warrants for sale pursuant to the auction process described above under “Auction Process.” Warrants sold by the underwriter to the public will be sold at the clearing price determined through that auction process. During the auction period, bids may be placed at any price (in increments of $0.05) at or above the minimum bid price of $6.50 per warrant. The offering of the warrants by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. As described under “Auction Process,” the selling security holder may decide not to sell any warrants in the auction, regardless of the clearing price.

The underwriting discounts and commissions are 1.5% of the public offering price per warrant. The selling security holder has agreed to pay the underwriter the following discounts and commissions:

Per Warrant	$
Total	$

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $          .

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

Each of our executive officers and directors has agreed, subject to certain specified exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any warrants or shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our warrants or our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of Deutsche Bank Securities. Any such consent may be given at any time without public notice. We have entered into a similar agreement with the underwriter with respect to the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, which can only be waived with the prior written consent of Deutsche Bank Securities, except that without such consent we may among other things (i) issue common stock or securities convertible into or exchange for common stock in connection the exercise of options, warrants and securities outstanding on the date hereof, (ii) sell or distribute equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or S-8 (or any successor form), (iii) grant and issue shares of equity securities and/or options or other rights in respect thereof pursuant to stock-based compensation or incentive plans; (iv) issue common stock in connection with dividend reinvestment plans or employee stock purchase plans; and (v) issue common stock in connection with any court order or decree. Each of our executive officers and directors is subject to a policy for the prevention of insider trading under which each director and executive officer is prohibited from trading in the common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or otherwise derivative of our common stock, including puts, calls and tradable options, during the period from the date of this prospectus supplement until April 26, 2010, the date that is 45 days after the date of this prospectus supplement. The Company has agreed that it will not waive, cancel or otherwise modify this policy until such date. The Securities Purchase Agreement with Treasury contains similar but more restrictive lock-up provisions. There are no agreements between either Deutsche Bank Securities or the selling security holder and us or any of our stockholders or affiliates releasing us or them from these lock-up agreements or the policy on the prevention of insider trading prior to the expiration of the 45-day period.

The warrants have no established trading market. We have applied to list the warrants on the Exchange. The underwriter may make a market in the warrants after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the warrants or that an active public market for the warrants will develop.

In connection with the offering and any subsequent market-making activities, the underwriter may purchase and sell warrants or common stock in the open market. These transactions may include stabilizing transactions, which consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering, or other purchases. In addition, the underwriter may engage in short sales and purchases to cover positions created by short sales in connection with any market-making activities. Short sales would involve the sale by the underwriter of a greater number of securities than they then hold, and must be closed out by purchasing those securities in the open market. Stabilizing transactions and purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the warrants, and may stabilize, maintain or otherwise affect the market price of the warrants or the common stock. As a result, the price of the warrants or the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Exchange, in the over-the-counter market or otherwise.

The underwriter and certain of its affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to us and to the selling security holder, for which they received or will receive customary fees and expenses. Deutsche Bank Securities has agreed to provide various services to Treasury in connection with sales of the warrants of certain financial institutions (as defined in the EESA) in connection with offerings of those warrants to be conducted as public auctions, pursuant to which Deutsche Bank Securities is entitled to an administrative fee of $250,000 and a minimum commitment fee of up to $10 million for services performed during the two-year commitment period (subject to reduction by the amount of any underwriting compensation received by Deutsche Bank Securities in connection with completed auctions). The commitment fee (as so reduced) generally is payable only at the end of that two-year period.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of warrants and shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the warrants and shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of warrants may be made to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of the warrants to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the warrants to be offered so as to enable an investor to decide to purchase or subscribe the warrants, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The warrants may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong)

and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the warrants may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to warrants which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the warrants.

The warrants are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the warrants in this offer may not transfer or resell those warrants except to other OIIs.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the warrants may not be circulated or distributed, nor may the warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the warrants are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the warrants pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

United Arab Emirates

This prospectus supplement and the attached prospectus have not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE. The offer of the warrants does not constitute a public offer of securities in the UAE in accordance with relevant laws of the UAE, in particular, the Commercial Companies Law, Federal law No. 8 of 1984 (as amended). The warrants may not be offered to the public in the UAE. The warrants may only be offered and issued to a limited number of investors in the UAE who qualify as sophisticated investors under the relevant laws and regulations of the UAE. The underwriter represents and warrants that the warrants will not be offered, sold, transferred or delivered to the public in the UAE.

Notice to Prospective Investors in the Dubai International Financial Centre

This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The warrants to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the warrants offered should conduct their own due diligence on the warrants. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. For the avoidance of doubt, the warrants are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. 1 of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

LEGAL MATTERS

The validity of the warrants to be offered in this offering will be passed on for us by Winstead PC Dallas, Texas. Certain legal matters in connection with the offering will be passed on for the underwriter by White & Case LLP, New York, New York and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting of Ernst & Young LLP incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

PROSPECTUS

TEXAS CAPITAL BANCSHARES, INC.

WARRANT TO PURCHASE 758,086 SHARES OF COMMON STOCK
758,086 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of a portion or all of the warrant to purchase 758,086 shares of our common stock, or the warrant, and any shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the “securities.” The term “warrant” also includes any portions of the warrant into which the initial selling stockholder may divide the original warrant. The warrant was originally issued by us pursuant to the Letter Agreement dated January 16, 2009, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the “initial selling securityholder,” in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the “selling securityholders,” may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling securityholders.

The warrant is not listed on an exchange and we do not intend to list the warrant on any exchange.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TCBI.” On July 27, 2009, the closing price of our common stock on the Nasdaq Global Select Market was $15.84 per share. You are urged to obtain current market prices of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Our principal executive offices are located at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201 and our telephone number is (214) 932-6600. Our Internet address is http://www.texascapitalbank.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is July 28, 2009.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

In this prospectus, “TCBI,” “we,” “our,” “ours,” and “us” refer to Texas Capital Bancshares, Inc., which is a financial holding company headquartered in Dallas, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Texas Capital Bank” mean Texas Capital Bank, National Association, which is our principal banking subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, TCBI and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about TCBI’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to TCBI and its subsidiaries, including Texas Capital Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. TCBI undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate TCBI. Any investor in TCBI should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

ABOUT TEXAS CAPITAL BANCSHARES, INC.

Texas Capital Bancshares, Inc., a financial holding company, is the parent of Texas Capital Bank, National Association, a Texas-based bank headquartered in Dallas, with banking offices in Dallas, Houston, Fort Worth, Austin and San Antonio, the state’s five largest metropolitan areas. TCBI offers a variety of banking products and services to our customers. We have focused on organic growth of Texas Capital Bank and on quality loan and deposit relationships.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the risk factors set forth below and in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risk Factors Associated With Our Business

We must effectively manage our credit risk.  There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of non-payment of loans is inherent in commercial banking. Although we attempt to minimize our credit risk by carefully monitoring the concentration of our loans within specific industries and through prudent loan approval practices in all categories of our lending, we cannot assure you that such monitoring and approval procedures will reduce these lending risks. We cannot assure you that our credit administration personnel, policies and procedures will adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio.

Our results of operation and financial condition would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.  Experience in the banking industry indicates that a portion of our loans in all categories of our lending business will become delinquent, and some may only be partially repaid or may never be repaid at all. Our methodology for establishing the adequacy of the allowance for loan losses depends on subjective application of risk grades as indicators of borrowers’ ability to repay. Deterioration in general economic conditions and unforeseen risks affecting customers may have an adverse effect on borrowers’ capacity to repay timely their obligations before risk grades could reflect those changing conditions. In times of improving credit quality, with growth in our loan portfolio, the allowance for loan losses may decrease as a percent of total loans. Changes in economic and market conditions may increase the risk that the allowance would become inadequate if borrowers experience economic and other conditions adverse to their businesses. Maintaining the adequacy of our allowance for loan losses may require that we make significant and unanticipated increases in our provisions for loan losses, which would materially affect our results of operations and capital adequacy. Recognizing that many of our loans individually represent a significant percentage of our total allowance for loan losses, adverse collection experience in a relatively small number of loans could require an increase in our allowance. Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to change classifications or grades on loans, increase the allowance for loan losses with large provisions for loan losses and to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by these regulatory agencies could have a negative effect on our results of operations and financial condition.

Our growth plans are dependent on the availability of capital and funding.  The Company’s dependence on trust preferred and other forms of debt capital, as well as other short-term sources of funding may become limited by market conditions beyond our control, as has been evidenced with the economic downturn and issues affecting the financial services industry. Pricing of capital, in terms of interest or dividend requirements or dilutive impact on earnings available to shareholders have increased dramatically, and an increase in costs of capital can have a direct impact on operating performance and the ability to achieve growth objectives. Costs of funding could also increase dramatically and affect our growth objectives, as well as our financial performance. Adverse changes in operating performance and financial condition could make capital necessary to support or maintain “well capitalized” status either difficult to obtain or extremely expensive.

Our operations are significantly affected by interest rate levels.  Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and investments and interest we pay to third parties such as our depositors and those from whom we borrow funds. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at record low levels, and by other economic factors beyond our control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Although we have implemented strategies which we believe reduce the potential effects of changes in interest rates on our results of operations, these strategies may not always be successful. In addition, any substantial and prolonged increase in market interest rates could reduce our customers’ desire to borrow money from us or adversely affect their ability to repay their outstanding loans by increasing their costs since most of our loans have adjustable interest rates that reset periodically. If our borrowers’ ability to repay is affected, our level of non-performing assets would increase and the amount of interest earned on loans will decrease, thereby having an adverse effect on operating results. Any of these events could adversely affect our results of operations or financial condition.

Our business faces unpredictable economic and business conditions.  General economic conditions and specific business conditions impact the banking industry and our customers’ businesses. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including:

•	national and local economic conditions;

•	the supply and demand for investable funds;

•	interest rates; and

•	federal, state and local laws affecting these matters.

Substantial deterioration in any of the foregoing conditions, as we have experienced with the current economic downturn, can have a material adverse effect on our results of operation and financial condition and we may not be able to sustain our historical rate of growth. Our bank’s customer base is primarily commercial in nature, and our bank does not have a significant branch network or retail deposit base. In periods of economic downturn, business and commercial deposits may tend to be more volatile than traditional retail consumer deposits and, therefore, during these periods our financial condition and results of operations could be adversely affected to a greater degree than our competitors that have a larger retail customer base.

We are dependent upon key personnel.  Our success depends to a significant extent upon the performance of certain key employees, the loss of whom could have an adverse effect on our business. Although we have entered into employment agreements with certain employees, we cannot assure you that we will be successful in retaining key employees.

Our business is concentrated in Texas and a downturn in the economy of Texas may adversely affect our business.  A substantial majority of our business is located in Texas. As a result, our financial condition and results of operations may be affected by changes in the Texas economy. A prolonged period of economic recession or other adverse economic conditions in Texas may result in an increase in non-payment of loans and a decrease in collateral value.

Our business strategy includes growth plans within our target markets and, if we fail to manage our growth effectively as we pursue our expansion strategy, it could negatively affect our operations.  We intend to develop our business by pursuing a significant growth strategy. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. In order to execute our growth strategy successfully, we must, among other things:

•	identify and expand into suitable markets and lines of business;

•	build our customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund our anticipated loan growth;

•	attract and retain qualified bank management in each of our targeted markets;

•	identify and pursue suitable opportunities for opening new banking locations; and

•	maintain adequate regulatory capital.

Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

We compete with many larger financial institutions which have substantially greater financial resources than we have.  Competition among financial institutions in Texas is intense. We compete with other financial and bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater financial resources, lending limits and larger branch networks than we do, and are able to offer a broader range of products and services than we can. Failure to compete effectively for deposit, loan and other banking customers in our markets could cause us to lose market share, slow our growth rate and may have an adverse effect on our financial condition and results of operations.

The risks involved in commercial lending may be material.  We generally invest a greater proportion of our assets in commercial loans than other banking institutions of our size, and our business plan calls for continued efforts to increase our assets invested in these loans. Commercial loans may involve a higher degree of credit risk than some other types of loans due, in part, to their larger average size, the effects of changing economic conditions on commercial loans, the dependency on the cash flow of the borrowers’ businesses to service debt, the sale of assets securing the loans, and disposition of collateral which may not be readily marketable. Losses incurred on a relatively small number of commercial loans could have a materially adverse impact on our results of operations and financial condition.

Real estate lending in our core Texas markets involves risks related to a decline in value of commercial and residential real estate.  Our real estate lending activities, and the exposure to fluctuations in real estate values, are significant and expected to increase. The market value of real estate can fluctuate significantly in a relatively short period of time as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for our loan portfolio were to decline materially, a significant part of our loan portfolio could become under-collateralized and we may not be able to realize the amount of security that we anticipated at the time of originating the loan. Conditions in certain segments of the real estate industry, including homebuilding, lot development and mortgage lending, may have an effect on values of real estate pledged as collateral in our markets. The inability of purchasers of real estate, including residential real estate, to obtain financing may weaken the financial condition of borrowers dependent on the sale or refinancing of property. Failure to sell some loans held for sale in accordance with contracted terms may result in mark to market charges to other operating income. In addition, after the mark to market, we may transfer the loans into the loans held for investment portfolio where they will then be subject to changes in grade, classification, accrual status, foreclosure, or loss which could have an effect on the adequacy of the allowance for loan losses.

Our future profitability depends, to a significant extent, upon revenue we receive from our middle market business customers and their ability to meet their loan obligations.  Our future profitability will depends, to a significant extent, upon revenue we receive from middle market business customers, and their ability to continue to meet existing loan obligations. As a result, adverse economic conditions or other factors adversely affecting this market segment may have a greater adverse effect on us than on other financial institutions that have a more diversified customer base.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.  The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our customers. In addition, we must be able to protect the computer systems and network infrastructure utilized by us against physical damage, security breaches and service disruption caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, will continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. In addition, the failure of our customers to maintain appropriate security for their systems may increase our risk of loss. We have and will continue to incur costs with the training of our customers about protection of their systems. However, we cannot be assured that this training will be adequate to avoid risk to our customers or, under unknown circumstances to us.

We are subject to extensive government regulation and supervision.  We are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy, operations and growth, among other things. These regulations also impose obligations to maintain appropriate policies, procedures and controls, among other things, to detect, prevent and report money laundering and terrorist financing and to verify the identities of our customers. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. We expend substantial effort and incur costs to improve our systems, audit capabilities, staffing and training in order to satisfy regulatory requirements, but the regulatory authorities may determine that such efforts are insufficient. Failure to comply with relevant laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. In addition, the FDIC could impose higher assessments on deposits based on general industry conditions and as a result of changes in specific programs. These increased assessments could affect our earnings.

Furthermore, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC and NASD that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, we have experienced, and may continue to experience, greater compliance costs.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.  Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Periodically, hurricanes have caused extensive flooding and destruction along the coastal areas of Texas, including communities where we conduct business, and our operations in Houston have been disrupted to a minor degree. While the impact of these hurricanes did not significantly affect us, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on the our financial condition and results of operations.

Our management maintains significant control over us.  Our current executive officers and directors beneficially own slightly more than 7% of the outstanding shares of our common stock. Accordingly, our current executive officers and directors are able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval (including decisions relating to the election of directors), the determination of day-to-day corporate and management policies and other significant corporate activities.

There are substantial regulatory limitations on changes of control.  With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for you to receive a change in control premium.  Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authority to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

We are subject to claims and litigation pertaining to fiduciary responsibility, employment practices and other general business matters litigation.  From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. In addition, employees can make claims related to our employment practices. If such claims or legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or be circumvented.  Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

New lines of business or new products and services may subject us to additional risks.  From time to time, we may develop and grow new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition. All service offerings, including current offerings and those which may be provided in the future may become more risky due to changes in economic, competitive and market conditions beyond our control.

Risks Associated With Our Common Stock

Our stock price can be volatile.  Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

The trading volume in our common stock is less than that of other larger financial services companies.  Although our common stock is traded on the Nasdaq Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause the our stock price to fall.

An investment in our common stock is not an insured deposit.  Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

The holders of our junior subordinated debentures have rights that are senior to those of our shareholders.  As of June 30, 2009, we had $113.4 million in junior subordinated debentures outstanding that were issued to our statutory trusts. The trusts purchased the junior subordinated debentures from us using the proceeds from the sale of trust preferred securities to third party investors.

Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock or preferred stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to our shareholders. If certain conditions are met, we have the right to defer interest payments on the junior subordinated debentures (and the related trust preferred securities) at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period, during which time no dividends may be paid to holders of our common stock or preferred stock.

We do not currently pay dividends. Our ability to pay dividends is limited and we may be unable to pay future dividends.  We do not currently pay dividends on our common stock. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our bank subsidiary, Texas Capital Bank, to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our regulated bank subsidiary. If these regulatory requirements are not met, our subsidiary bank will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock or preferred stock.

Risks Associated With Our Industry

The earnings of financial services companies are significantly affected by general business and economic conditions.  As a financial services company our operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuation in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which we operate, all of which are beyond our control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, among other things, any of which could have a material adverse impact on our results of operation and financial condition.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.  In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our results of operations and financial condition.

We compete in an industry that continually experiences technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.  The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services which our customers may require. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Consumers and businesses may decide not to use banks to complete their financial transactions.  Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. The possibility of eliminating banks as intermediaries could result in the loss of interest and fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our results of operations and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 758,086 shares of our common stock. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $14.84 per share of common stock for which the warrant may be exercised. The warrant may be exercised in whole or in part at any time on or before January 16, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by TCBI of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

The American Recovery and Reinvestment Act of 2009, which was signed into law by President Obama on February 17, 2009, provides that when a recipient of funds under the Troubled Assets Relief Program repays such assistance, the Secretary of the Treasury shall liquidate the warrants associated with such funding at the then current market price. We repurchased the Fixed Rate Cumulative Perpetual Preferred Stock, Series A that we had previously sold to the Treasury on May 13, 2009.

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Select Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The warrant is transferable in whole or in part by the initial selling stockholder.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.  Until the earlier of January 16, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 16, 2009.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving TCBI and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

The following is a brief description of our common stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, a copy of which has been filed with the SEC and is also available upon request from us.

General

We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 35,697,184 shares were outstanding as of July 22, 2009. Under our certificate of incorporation, as amended,

we have authority to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. No shares of our preferred stock are issued and outstanding as of the date hereof.

Preferred Stock

Our board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq Global Select Market, if applicable, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters with respect to which the holders of our common stock are entitled to vote. Our common stock has no preemptive or conversion rights and is not subject to redemption. Holders of our common stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors, the holders of our common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them. The holders of shares of our common stock are entitled to such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor subject to certain limitations under the Delaware General Corporation Law, or DGCL. We have not paid dividends on our common stock to date and we do not anticipate paying dividends in the near future. However, the payment of dividends on our common stock would be subject to the prior rights of the holders of any preferred stock. Payment of dividends on both our common stock and any preferred stock, will be dependent upon, among other things, our earnings and financial condition, our cash flow requirements and the prevailing economic and regulatory climate.

Our common stock is listed on the Nasdaq Global Select Market.

Anti-Takeover Provisions

Certain provisions included in our certificate of incorporation, as amended, our amended and restated bylaws, as amended, as well as certain provisions of the DGCL and federal law, may discourage or prevent potential acquisitions of control of us. These provisions are more fully set forth in our Registration Statement on Form 10, as amended, which was filed with the SEC on August 24, 2000, and is incorporated by reference into this prospectus.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The warrant is not listed on an exchange and we do not intend to list the warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than certain expenses applicable to the sale of the securities covered by this prospectus including, but not limited to, underwriting discounts and selling commissions) in connection with the registration and qualification of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On January 16, 2009, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 758,086 shares of our common stock, representing beneficial ownership of approximately 2.12% of our common stock as of July 22, 2009; and

•	758,086 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 2.12% of our common stock as of July 22, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP.

EXPERTS

The consolidated financial statements of TCBI appearing in TCBI’s Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of TCBI’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http:/www.texascapitalbank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 26, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed on April 23, 2009 and for the quarter ended June 30, 2009, filed on July 23, 2009.

•	Our Current Reports on Form 8-K filed on January 6, 2009, January 16, 2009, May 4, 2009, May 5, 2009 and May 8, 2009.

•	The description of our common stock contained in the Registration Statement on Form 10 filed on August 24, 2000.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to Texas Capital Bancshares, Inc., 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, Attention: Myrna Vance (telephone: 214-932-6600).

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information.

758,086 Warrants
to Purchase Common Stock

Texas Capital Bancshares, Inc.

Deutsche Bank Securities